                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)

                           iGate Capital Corporation

                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------

                         (Title of Class of Securities)

                                  57632N 10 5
                                ---------------

                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[    ]    Rule 13d-1(b) (Qualified Investor)
[    ]    Rule 13d-1(c) (Passive Investor)
[ X  ]    Rule 13d-1(d) (Exempt Investor)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         SCHEDULE 13G PAGE 2 OF 6 PAGES
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CUSIP NO.  57632N 10 5

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   NAMES OF REPORTING PERSONS S.S. or  I.R.S. IDENTIFICATION NOS.
1  OF ABOVE PERSONS:
   Mohan Phanse

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   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [_]
                                                               (b) [X]

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   SEC USE ONLY
3

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   CITIZENSHIP OR PLACE OF ORGANIZATION
4  United States

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                  SOLE VOTING POWER
               5                                               2,395,034*
  NUMBER OF

   SHARES      ---------------------------------------------------------------
                  SHARED VOTING POWER
 BENEFICIALLY  6

  OWNED BY
               ---------------------------------------------------------------
   EACH           SOLE DISPOSITIVE POWER
               7
 REPORTING

  PERSON       ---------------------------------------------------------------
                  SHARED DISPOSITIVE POWER
   WITH        8
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   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9                                                                  2,395,034*
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   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                               Not Applicable
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   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                        4.8%

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   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12                                                                         IN

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Item 1

  (a) Name of Issuer

      iGate Capital Corporation

  (b) Address of Issuer's Principal Executive Offices

      Foster Plaza 10
      680 Andersen Drive
      Pittsburgh, PA 15220

Item 2

  (a) Name of Person Filing

      Mohan Phanse

  (b) Address of Principal Business Office or, if none, Residence
      c/o iGate Capital Corporation
      Foster Plaza 10
      680 Andersen Drive
      Pittsburgh, PA 15220

  (c) Citizenship

      India**

  (d) Title of Class of Securities

      Common Stock, Par Value $.01 Per Share

  (e) CUSIP Number

      57632N 105

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

        Not Applicable

Item 4. Ownership.

  (a)  Amount beneficially owned:

       2,395,034 shares*

  (b)  Percent of class:

       4.8%

  (c)  Number of shares as to which the person has:

       (i)   Sole power to vote or to direct the vote

             2,395,034 shares*

       (ii)  Shared power to vote or to direct the vote

             Not Applicable

       (iii) Sole power to dispose or to direct the disposition of

             Not Applicable

       (iv)  Shared power to dispose or to direct the disposition of

             Not Applicable

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         The Reporting Person is a co-trustee of two family trusts of which Mr. Ashok Trivedi is the co-trustee with sole investment and dispositive powers, but no voting powers.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

         Not Applicable

*  See Exhibit A

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 13, 2001
                                              ----------------------------------
                                                            Date

                                                     /s/ Mohan Phanse
                                              ----------------------------------
                                                         Signature

                                                         Mohan Phanse
                                              ----------------------------------
                                                         Name/Title

                                   Exhibit A
                                   ---------

* The Reporting Person disclaims beneficial ownership of such shares.



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